Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

May 14, 2015

Polymer Group, Inc.

9335 Harris Corners Parkway, Suite 300

Charlotte, North Carolina 28269

Ladies and Gentlemen:

We have acted as counsel to Polymer Group, Inc., a Delaware corporation (the “Company”) and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $210,000,000 aggregate principal amount of 6.875% Senior Notes due 2019 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees thereof will be issued under an Indenture, dated as of June 11, 2014 (the “Indenture”), among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). The Exchange Securities will be offered by the Company in exchange (the “Exchange”) for $210,000,000 aggregate principal amount of its 6.875% Senior Notes due 2019 that were issued on June 11, 2014.

We have examined the Registration Statement and the Indenture (including the form of Exchange Security set forth therein), which has been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) Fiberweb, Inc. has duly authorized, executed and delivered the Indenture in accordance with the law of South Carolina and (2) execution, delivery and performance by Fiberweb, Inc. of the Indenture and the Guarantees do not and will not violate the law of South Carolina or any other applicable law, except that no such assumption is made with respect to the law of the State of New York or the federal law of the United States.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Polymer Group, Inc.	- 2 -	May 14, 2015

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors

Subsidiary	Jurisdiction of Organization

Chicopee, Inc.	Delaware
Dominion Textile (USA), L.L.C.	Delaware
Fabrene L.L.C.	Delaware
PGI Europe, Inc.	Delaware
PGI Polymer, Inc.	Delaware
Fiberweb Holdings, Inc.	Delaware
Fiberweb USA Holdings, Inc.	Delaware
Fiberweb Industrial Textiles Corporation	Delaware
Fiberweb, Inc.	South Carolina
Old Hickory Steamworks, LLC	Delaware
Fiberweb Washougal, Inc.	Delaware